Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Reports Results for Second Quarter 2012

LOS ANGELES, CA (August 10, 2012) – Rentech, Inc. (NYSE MKT: RTK) today announced its results for the three and six months ended June 30, 2012. Rentech owns and develops technologies that enable the production of certified synthetic fuels, renewable power and hydrogen. The Company also owns the general partner interest and a majority of the common units of Rentech Nitrogen Partners, L.P. (NYSE: RNF) which operates a nitrogen fertilizer plant in East Dubuque, IL. Rentech’s financial results reflect the consolidated results of Rentech, Inc. and its subsidiaries, including Rentech Nitrogen. The results of Rentech Nitrogen are reported as the nitrogen products manufacturing segment of Rentech.

Financial Highlights

Three months ended June 30, 2012

Consolidated revenues for the three months ended June 30, 2012 were $70.7 million, compared to $74.4 million for the comparable period last year. Revenues were derived almost entirely from sales of nitrogen fertilizer products through Rentech Nitrogen.

Consolidated operating income for the three months ended June 30, 2012 was $29.4 million, compared to $20.8 million for the comparable period last year. During the three months ended June 30, 2012, Rentech’s nitrogen products manufacturing segment generated operating income of $41.6 million, compared to $35.9 million during the comparable period in the prior year. EBITDA for Rentech’s nitrogen products manufacturing segment was $44.9 million for the period, compared to $39.3 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to net income for Rentech’s nitrogen products manufacturing segment have been included below in this press release.

For the three months ended June 30, 2012, Rentech reported consolidated net income of $9.5 million, or $0.04 per basic share. This compares to net income of $7.9 million, or $0.04 per basic share, reported in the comparable period in the prior year.

Commenting on results for the period, D. Hunt Ramsbottom, President and CEO of Rentech, said, “The solid results we reported today were driven by strong product pricing and low natural gas costs at Rentech Nitrogen, as well as reduced R&D spending in our alternative energy segment.” Mr. Ramsbottom continued, “We expect strong results this year, driven by positive market dynamics in the nitrogen fertilizer industry and continued focus on conservative capital deployment in the alternative energy business.”

Consolidated selling, general and administrative (SG&A) expenses were $11.4 million for the three months ended June 30, 2012, compared to $8.2 million for the comparable period in the prior year. Current period SG&A expenses were comprised of $7.5 million for the alternative energy business and $3.9 million for the nitrogen fertilizer business, compared to $6.7 million and $1.5 million, respectively, for the prior-year period. The net increase in SG&A expenses for the alternative energy segment was primarily attributable to an increase in non-cash compensation expense of $1.7 million; net cash SG&A expenses declined by $0.9 million. The $2.4 million increase in SG&A expenses for the nitrogen products manufacturing segment was primarily due to costs associated with Rentech Nitrogen having become a publicly traded limited partnership and included an increase in non-cash unit-based compensation expense of $0.7 million.

Research and development (R&D) expenses incurred in the alternative energy segment during the three months ended June 30, 2012 were $4.1 million, compared to $8.0 million for the comparable period in the prior year. The decrease in R&D expenses resulted primarily from a decrease in costs related to the Rentech-ClearFuels gasifier of approximately $5.9 million, which was partially offset by a decrease in reimbursements of costs related to the gasifier from the U.S. Department of Energy (DOE) of approximately $2.7 million.

For Rentech Nitrogen, favorable weather conditions in March allowed farmers in its core market area of the Mid Corn Belt to apply spring ammonia earlier than is typical. This shifted meaningful volumes of ammonia deliveries into the first quarter that had been anticipated to occur in the second quarter of 2012. This also reduced the demand for UAN since more nitrogen was applied as ammonia during this longer ammonia application period. In addition, the hot, dry weather resulted in poor soil and crop conditions which led to reduced UAN application.

Rentech Nitrogen continues to benefit from relatively low North American natural gas prices, which, when coupled with strong nitrogen product prices, contributed to gross profit margin of 65% for the period, up from 50% for the comparable period in the prior year.

Six months ended June 30, 2012

Consolidated revenues for the six months ended June 30, 2012 were $109.3 million, compared to $98.4 million for the comparable period last year. Revenues were derived almost entirely from sales of nitrogen fertilizer products through Rentech Nitrogen.

Consolidated operating income for the six months ended June 30, 2012 was $36.0 million, compared to $16.3 million for the comparable period last year. During the six months ended June 30, 2012, Rentech’s nitrogen products manufacturing segment generated operating income of $61.1 million, compared to $44.9 million during the comparable period in the prior year. EBITDA for Rentech’s nitrogen products manufacturing segment was $66.8 million for the period, compared to $49.8 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to net income for Rentech’s nitrogen products manufacturing segment have been included below in this press release.

For the six months ended June 30, 2012, Rentech reported consolidated net income of $6.3 million, or $0.03 per share. This compares to net income of $0.3 million, or $0.00 per share, reported in the comparable period in the prior year.

Consolidated SG&A expenses were $21.8 million for the six months ended June 30, 2012, compared to $15.9 million for the comparable period in the prior year. Current period SG&A expenses were comprised of $15.3 million for the alternative energy business and $6.5 million for the nitrogen fertilizer business, compared to $13.3 million and $2.6 million, respectively, for the prior-year period. The net increase in SG&A expenses for the alternative energy segment was primarily attributable to an increase in non-cash compensation expense of $3.1 million; net cash SG&A expenses declined by $1.1 million. The $3.9 million increase in SG&A expenses for the nitrogen products manufacturing segment was primarily due to costs associated with Rentech Nitrogen having become a publicly traded limited partnership and included an increase in non-cash unit-based compensation expense of $1.1 million.

R&D expenses incurred in the alternative energy segment during the six months ended June 30, 2012 were $9.1 million, compared to $14.4 million for the comparable period in the prior year. The decrease in R&D expenses resulted primarily from a decrease in costs related to the Rentech-ClearFuels gasifier of approximately $5.8 million, which was partially offset by a decrease in reimbursements of costs related to the gasifier from the DOE of approximately $1.6 million.

Average sales price per ton for Rentech Nitrogen’s primary products, ammonia and UAN, increased 9% and 25%, respectively, over the same period last year. Higher product prices were partially offset by decreased sales volume for UAN as described above.

Gross profit margin was 63% for the six months ended June 30, 2012, up from 48% for the comparable period in the prior year.

Outlook

Rentech previously issued guidance of cash operating and capital expenses to be slightly higher than $42-$44 million for the twelve months ending September 30, 2012. This guidance also applies to the calendar year 2012. Included in the 2012 guidance are costs to conclude the Integrated Biorefinergy Refinery Project at the Company’s demonstration facility at the end of the year. The project, which began in December 2009, is estimated to cost a total of $45 million upon conclusion, approximately $23 million of which will have been reimbursed by the DOE. For 2013, Rentech continues to expect R&D expenses to be less than $10 million.

In its press release dated August 10, 2012, Rentech Nitrogen increased its guidance for the twelve months ending December 31, 2012.

Cash Distributions from Rentech Nitrogen

Rentech Nitrogen declared its second quarter cash distribution of $1.17 per unit, payable on August 14, 2012 to unit holders of record as of August 7. Rentech will receive approximately $27.2 million, based on its ownership of 23.25 million units of Rentech Nitrogen as of the record date.

Share Repurchases

In the second quarter of 2012, Rentech repurchased approximately 9.1 million shares at an average price of $1.81 per share, for an aggregate purchase price of $16.4 million. Approximately $8.6 million worth of shares can still be repurchased under the existing $25 million share repurchase plan.

Conference Call with Management

The Company will hold a conference call on Friday, August 10, 2012 at 12:00 p.m. PDT, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-909-4195 or 212-231-2934. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 2:00 p.m. PDT on August 10 through 2:00 p.m. PDT on August 17. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21598522.

Rentech, Inc. and Subsidiaries

Consolidated Statements of Operations

(Stated in Thousands, Except per Share Data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Total Revenues	$70,707	$74,436	$109,295	$98,430

Cost of Sales	25,052	37,008	41,005	50,800

Gross Profit	45,655	37,428	68,290	47,630

Selling, general and administrative expense	11,361	8,161	21,774	15,909
Research and development	4,089	7,988	9,112	14,359
Depreciation and amortization	677	547	1,816	1,106
Vendor settlement	—	—	(509)	—
Other	80	(26)	72	(70)

Operating Expenses	16,207	16,670	32,265	31,304

Operating Income	29,448	20,758	36,025	16,326
Other Income (Expense), Net
Interest and dividend income	60	21	126	58
Interest expense	(2,147)	(3,844)	(4,460)	(7,556)
Loss on debt extinguishment	—	(9,223)	—	(9,223)
Loss on interest rate swaps	(580)	—	(580)	—
Other income (expense), net	73	(16)	68	4

Total Other Expenses, Net	(2,594)	(13,062)	(4,846)	(16,717)

Income (loss) before income taxes	26,854	7,696	31,179	(391)
Income tax expense	1,175	—	1,175	—

Net Income (Loss)	25,679	7,696	30,004	(391)
Net (income) loss attributable to noncontrolling interests	(16,159)	192	(23,749)	714

Net Income Attributable to Rentech	$9,520	$7,888	$6,255	$323

Net Income per Common Share Attributed to Rentech:
Basic	$0.04	$0.04	$0.03	$0.00

Diluted	$0.04	$0.03	$0.03	$0.00

Weighted-Average Shares:
Basic	225,119	223,110	225,492	222,666

Diluted	233,737	228,456	233,812	228,850

Rentech, Inc. and Subsidiaries

Balance Sheet Data

(Stated in Thousands)

	As of June 30, 2012	As of December 31, 2011
Cash and Cash Equivalents	$208,684	$237,478
Working Capital	157,209	206,434
Construction in Progress	35,182	9,809
Total Assets	365,603	360,528
Total Long-Term Liabilities	25,310	53,475
Total Rentech Stockholders’ Equity	204,211	208,848

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of interest income. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for our nitrogen products manufacturing segment for the three and six months ended June 30, 2012 and 2011 (stated in thousand).

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$41,228	$13,757	$60,601	$17,290
Add:
Interest income	(14)	(10)	(30)	(27)
Interest expense	42	3,280	142	6,319
Loss on debt extinguishment	—	9,223	—	9,223
Loss on interest rate swaps	580	—	580	—
Income tax expense	—	9,620	—	12,090
Depreciation and amortization	3,312	3,431	5,777	4,905
Other	(232)	12	(232)	(1)

EBITDA	$44,916	$39,313	$66,838	$49,799

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and develops technologies that enable the production of certified synthetic fuels and renewable power when integrated with certain other third-party technologies. The Company’s clean energy technology portfolio includes the Rentech-SilvaGas biomass gasification technology and the Rentech-ClearFuels biomass gasification technology, both of which can produce synthesis gas from biomass and waste materials for production of renewable power and fuels. The Rentech-ClearFuels Gasifier can also produce renewable hydrogen as a product. Rentech also owns the patented Rentech Process which is based on Fischer-Tropsch chemistry. The Rentech Process can convert syngas from the Company’s own or other gasification technologies into complex hydrocarbons that then can be upgraded into fuels or chemicals using refining technology that we license.

Rentech also owns, through its wholly owned subsidiaries, the general partner interest and approximately 61% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (www.rentechnitrogen.com), a publicly traded limited partnership. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products including ammonia, urea ammonium nitrate and liquid and granular urea in the Mid Corn Belt region of the United States.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the forecasted cash spend for the alternative energy segment; and the outlook for both our energy and nitrogen fertilizer businesses. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com